Exhibit 99.1

PRESS RELEASE October 6, 2016	FOR IMMEDIATE RELEASE Omaha, Nebraska

CONTACT:	Craig Allen
Chief Financial Officer
800/283-2357

America First Multifamily Investors, L.P. Schedules Third Quarter 2016 Conference Call for Monday, November 7, 2016 at 4:30 p.m. Eastern Standard Time

Omaha, Nebraska – October 6, 2016 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) announced today that it will host a conference call for investors on Monday, November 7, 2016 at 4:30 p.m. Eastern Standard Time to discuss the Partnership’s Third Quarter 2016 results.

ATAX was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties and commercial properties.

Participants can access the Third Quarter 2016 Earnings Conference call in one of two ways:

•	The Webcast link: http://edge.media-server.com/m/p/835qksh6 will be available for registration on Monday, November 7, 2016, approximately 30 minutes prior to the start of the call, or
•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #94238919, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated

September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and as filed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.